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SMC CORPORATION          EXHIBIT 11
STATEMENT OF CALCULATION OF AVERAGE
COMMON SHARES OUTSTANDING

                                                                  Three Months        Six Months
                                                                     Ended               Ended
                                                                  July 3, 1999       July 3, 1999
                                                                  ------------       ------------
Basic Earnings Per Share:                                            5,845,148          5,867,800
Weighted average number of shares

Diluted Earnings Per Share:
     Weighted average number of shares                               5,845,148          5,867,800
     Stock option plan shares to be issued at prices                   823,500            823,500
     ranging from $7.375 to $9.00 per share
     Warrant issues at a price of $9.30 per share                      125,000            125,000
     Less:  Assumed purchase of shares by the Company at the
            average market price during the period using the
            proceeds received upon the assumed exercise of
            the outstanding options and warrants                      (947,237)          (947,872)
                                                                  ------------       ------------
                    Total Diluted Shares                             5,846,411          5,868,428
                                                                  ============       ============
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